Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Rezolute, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	Rule 457(c)	3,244,736	$1.93	(2)	$6,262,341	$0.00011020	$691
Total Offering Amounts								$691
Total Fee Offsets								$-
Net Fee Due								$691

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock, par value $0.001 (the “Common Stock”) that become issuable as a result of stock splits, stock dividends, stock distributions and similar transactions.
(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the registrant’s Common Stock, as reported on the Nasdaq Capital Market on October 24, 2022, a date within five business days prior to the initial filing of this registration statement